Exhibit 10.5

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (the “Agreement) is effective (the “Effective Date”) on the date the last of the Parties executes this Agreement, and is by and between the University of Cincinnati, a state institution of higher education organized under Section 3361 of the Ohio Revised Code, having an address at 51 Goodman Dr., Suite 240, Cincinnati, OH 45221-0829, (“UC”) and Hoth Therapeutics, Inc. (the “Licensee”), a company with offices at One Rockefeller Plaza, Suite 1039, New York, NY 10020 (the “Company”).

In consideration of the promises and mutual covenants contained herein, and intending to be legally bound hereby, UC and the Company (individually referred to as a “Party” and collectively referred to as the “Parties”) hereto agree to the following terms and conditions:

Article 1. Definitions

For all purposes of this Agreement, the following terms, as used herein, will have the meanings specified below:

1.1.	“Affiliate” means, with respect to a person, organization or entity, any person, organization or entity controlling, controlled by or under common control with, such person, organization or entity. For purposes of this definition only, “control” of another person, organization or entity will mean the possession, directly or indirectly, of the power to direct or cause the direction of the activities, management or policies of such person, organization or entity, whether through the ownership of voting securities, by contract or otherwise. Without-limiting the foregoing, control will be presumed to exist when a person, organization or entity (a) owns or directly controls fifty percent (50%) or more of the outstanding voting stock or other ownership interest of the other organization or entity or (b) possesses, directly or indirectly, the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the other organization or entity. The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%) and that in such cases such lower percentage will be substituted in the preceding sentence.

1.2.	“Calendar Quarter” means each of the periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31 during the Term.

1.3.	“Developing Countries” means a country having a standard of living or level of industrial production well below that possible with financial or technical aid; a country that is not yet highly industrialized.

1.4.	Reserved.

1.5.	“Development Plan” means the plan for the development and commercialization of Licensed Products as such plan may be adjusted from time to time pursuant to Section 3.2.

1.6.	“Enabling Technology” means any and all additional licenses and rights which are licensed to the Company under this or any other agreement and which are not infringed by the sale of Licensed Products but were used by the Company in the discovery and development of Licensed Products.

1.7.	“Field” means determining an individual’s propensity to a food allergy.

1.8.	“Calendar Year” means the twelve (12) month period from January 1 to December 31

1.9.	“Improvement” means all improvements, revisions and modifications to the Invention Rights or other new invention within the Field made in whole or in part by UC that is in existence at the date of this Agreement or is created or developed in Dr. Chakraborty’s lab after the Effective Date and that are directly related to the licenses granted in Section 2.1.

1.10.	“Invention Rights” means collectively and individually the Patent Rights and Know-how.

1.11.	“Invention” means any innovation, development, discovery, and information relating thereto, whether or not written and whether or not patentable or copyrightable as described in the following UC disclosure: (a) [***]; (b) as well as any continuations, divisionals, and renewals of the aforesaid, all related patents that may be granted thereon in the U.S. or worldwide, and all reissues, reexaminations, extensions, patents of additions, and reexaminations in the U.S. or worldwide.

1.12.	“Licensed Method” means any method or process, the practice of which falls within the scope of a Valid Claim.

1.13.	“Licensed Product” means on a country by country basis, any product or service, the making, using, selling, offering for sale, importing, exporting or performing in the country in question would (without the license granted hereunder) infringe directly, indirectly by inducement of infringement, or indirectly by contributory infringement, at least one Valid Claim in that country, or any product or service that was created or developed using Enabling Technology.

1.14.	“Net Sales” means the gross amount billed or invoiced by or on behalf of Licensee, its Affiliates, Sublicensees and any of their Affiliates (in each case, the “Invoicing Entity’’) on sales, leases or other transfers of Licensed Products, less the following to the extent applicable with respect to such sales, leases or other transfers and not previously deducted from the gross invoice price: (a) customary trade, quantity or cash discounts or rebates to the extent actually allowed and taken; (b) amounts actually paid or credited by reason of rejection or return of any previously sold, leased or otherwise transferred Licensed Products; (c) customer freight charges that are paid by or on behalf of the Invoicing Entity; and (d) to the extent separately stated on purchase orders, invoices or other documents of sale, any sales, value added or similar taxes, custom duties or other similar governmental charges levied directly on the production, sale, transportation, delivery or use of a Licensed Product that are paid by or on behalf of the Invoicing Entity, but not including any tax levied with respect to income; provided that:

1.14.1.	In any transfers of Licensed Products between an Invoicing Entity and an Affiliate of such Invoicing Entity not for the purpose of resale by such Affiliate, Net Sales will be equal to the fair market value of the Licensed Products so transferred, assuming an arm’s length transaction made in the ordinary course of business, and

1.14.2.	In the event that an Invoicing Entity receives non-cash consideration for any Licensed Products or in the case of transactions not at arm’s length with a non- Affiliate of an Invoicing Entity, Net Sales will be calculated based on the fair market value of such Licensed Product, assuming an arm’s length transaction made in the ordinary course of business.

Sales of Licensed Products by an Invoicing Entity to its Affiliate or a Sublicensee for resale by such Affiliate or Sublicensee will not be deemed Net Sales. Instead Net Sales will be determined based on the gross amount billed or invoiced by such Affiliate or Sublicensee upon resale of such Licensed Products to a third party purchaser.

1.15.	“Non-Royalty Sublicense Income” means any payments or other consideration that Licensee or any of its Affiliates receives in connection with a Sublicense, including without limitation, any upfront milestone or lump sum payments, received by Licensee or its Affiliates from Sublicensees or their Affiliates as full or partial consideration for the grant of any sublicense by Licensee, other than royalties based on Net Sales. If Licensee or any of its Affiliates receive non-cash consideration in connection with a Sublicense or in the case of transactions not at arm’s length, Non-Royalty Sublicense Income will be calculated based on the fair market value of such consideration or transaction, at the time of the transaction, assuming an arm’s length transaction made in the ordinary course of business.

1.16.	“Patent Rights” means, in each case to the extent owned and controlled by UC: (a) the patents and patent applications listed in Exhibit A, including any PCT and/or U.S. or foreign patent application claiming priority or related to such patents or applications in the Field (including, without limitation, those references in Section 1.12 above); (b) any patent or patent application, in the U.S. or worldwide that claims priority to and is a divisional, continuation, continuation in part, only to the extent that the claims are entitled to the priority date, reissue, renewal, reexamination, substitution or extension of any patent application identified in (a); (c) any supplementary protection certificates, pediatric exclusivity periods, any other patent term extensions and exclusivity periods and the like of any patents and patent applications identified in (a) through (b).

1.17.	“Progress Report” means a written report describing the Company’s progress on research and development, regulatory approvals, manufacturing, sublicensing, marketing and sales during the most recent Fiscal Year (commencing with the period from the date of this Agreement through June 30, 2018) and plans for the forthcoming year. The Progress Reports continue to be due each June 30th as long as this Agreement remains in force.

1.18.	“Regulatory Authority’’ means any applicable government regulatory authority involved in granting approvals for the manufacturing and marketing of a Licensed Product.

1.19.	“Sublicense” means: (a) any right granted, license given or agreement entered into by Licensee to or with any other person or entity, under or with respect to or permitting any use of exploitation of any of the Patent Rights or otherwise permitting the development, manufacture, marketing, distribution, use and/or sale of Licensed Products; (b) any option or other right granted by Licensee to any other personor entity to negotiate for or receive any of the rights described under clause (a); or (c) any standstill or similar obligation undertaken by Licensee toward any other person or entity not to grant any of the rights described in clause (a) or (b) to any Third Party; in each case regardless of whether such grant of rights, license given or agreement entered into is referred to or described as a sublicense. For purposes of clarification, agreements pursuant to which Licensee and its Affiliates appoint contractors and distributors shall not be deemed Sublicenses.

1.20.	“Sublicensee” means any person or entity granted a Sublicense.

1.21.	“Sublicense Income” means any payment, barter or other compensation received by the Company from the sublicensing of the Invention Rights pursuant to this Agreement, less any price adjustments for warranty claims, claims for damages, and rejections, or legal costs associated with licensing and collection of such compensation received by the Company from the sublicensing of Invention Rights pursuant to this Agreement.

1.22.	“Term” means the term of this Agreement as set forth in Section 10.

1.23.	“Territory” means worldwide.

1.24.	“UC Know-how” means any and all proprietary information, methods, processes, techniques and data, which are necessary or useful for the manufacture, use or sale of any Licensed Product that is in existence in Dr. Chakraborty’s lab at the date of this Agreement or is created or developed in Dr. Chakraborty’s lab after the Effective Date, and which comprise confidential information directly related to the licensed technology.

1.25.	“Valid Claim” means: (a) a claim of an issued and unexpired patent within the Patent Rights that has not been (i) held permanently revoked, unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, (ii) rendered unenforceable through disclaimer or otherwise, (iii) abandoned or (iv) permanently lost through an interference, opposition or derivation proceeding without any right of appeal or review; or (b) a pending claim of a pending patent application within the Patent Rights that (i) has been prosecuted and continues to be prosecuted in good faith and (ii) has not been abandoned or finally rejected without the possibility of appeal or refiling.

ARTICLE 2. GRANT OF LICENSE

2.	License

2.1.	Subject to the terms and conditions set forth in this Agreement, UC hereby grants to Licensee and its Affiliates (i) an exclusive, royalty-bearing license under UC’s interest in the Patent Rights and (ii) a non-exclusive license to use the UC Know-how, solely to develop, make, have made, offer for sale, sell, have sold, import, export, distribute, rent, or lease Licensed Products in the Territory, solely for use within the Field; provided, however, that:

2.1.1.	UC retains the right, for itself, and for other not-for-profit research organizations approved by Licensee which approval shall not be unreasonably withheld, to practice the Patent Rights and to use UC Know-how within the scope of the license granted above, solely for research, educational and scholarly purposes and, for purposes of clarity, not for commercial purposes; and

2.1.2.	The United States federal government retains rights in the Patent Rights pursuant to 35 U.S.C. §§200-212 and 37 C.F.R. §401 et seq. and any right granted in the Agreement greater than that permitted under the above-identified sections will be subject to modification as may be required to conform to the provisions of those statutes and regulations.

2.2.	Affiliates The license granted to Licensee under Section 2.1 includes the right to have some or all of Licensee’s rights or obligations under this Agreement exercised or performed by one or more of Licensee’s Affiliates, solely on Licensee’s behalf; provided, however, that:

2.2.1.	No such Affiliate shall be entitled to grant, directly or indirectly, to any Third Party any right of whatever nature under, or with respect to, or permitting any use or exploitation of, any of the Patent Rights or the UC Know-how, including any right to develop, manufacture, market or sell Licensed Products; and

2.2.2.	Any act or omission taken or made by an Affiliate of Licensee under this Agreement will be deemed an act or omission by Licensee under this Agreement.

2.3.	Sublicenses

2.3.1.	Sublicense Grant. Licensee shall not be entitled to grant Sublicenses to third parties, other than Affiliates, under the license granted pursuant to Section 2.1 without the written consent of Licensor, which consent shall not be unreasonably withheld, and subject to the terms of this Section 2.3. Any such Sublicense shall be on terms and conditions in compliance with and not inconsistent with the terms of this Agreement. For purposes of clarification, contractors and distributors of Licensee and its Affiliates shall not be deemed Sublicensees.

2.3.2.	Sublicense Agreements. After obtaining written consent from the Licensor, which consent shall not be unreasonably withheld, Licensee shall grant sublicenses pursuant to written agreements, which will be subject and subordinate to the terms and conditions of this Agreement. Such Sublicense agreements will contain, among other things, the following:

2.3.2.1.	all provisions necessary to ensure Licensee’s ability to perform its obligations under this Agreements

2.3.2.2.	a section substantially the same as Article 9 of this Agreement, which also will state that the lndemnitees (as defined in Section 9.1) are intended third party beneficiaries of such Sublicense agreement for the purpose of enforcing such indemnification;

2.3.2.3.	a provision clarifying that, in the event of termination of the license set forth in Section 2.1 (in whole or in part (e.g., termination in a particular country)), any existing Sublicense agreement shall terminate to the extent of such terminated license;

2.3.2.4.	a provision prohibiting the Sublicensee from sublicensing its rights under such Sublicense agreement;

2.3.2.5.	a provision prohibiting the Sublicensee from assigning the Sublicense agreement without the prior written consent of UC, except that Sublicensee may assign the Sublicense agreement to a successor in connection with the merger, consolidation or sale of all or substantially all of its assets or that portion of its business to which the Sublicense agreement relates; provided, however, that any permitted assignee agrees in writing to be bound by the terms of such Sublicense agreement; and

2.3.2.6.	the sublicense agreement shall provide that, in the event of any inconsistency between the sublicense agreement and this Agreement, this Agreement controls.

2.3.3.	Delivery of Sublicense Agreement Licensee shall furnish UC with a fully executed copy of any Sublicense agreement, promptly after its execution, and copies of royalty reports provided to Licensee by any Sublicensees. UC shall keep all such copies in its confidential files and shall use them solely for the purpose of monitoring Licensee’s and Sublicensees’ compliance with their obligations hereunder and enforcing UC’s rights under this Agreement.

2.3.4.	Breach by Sublicensee Licensee shall be responsible for any breach of a Sublicense agreement by any Sublicensee that results in a material breach of this Agreement. Licensee shall either (a) cure such breach in accordance with Section 10.2.2 of this Agreement or (b) enforce its rights by terminating such Sublicense agreement in accordance with the terms thereof.

2.4.	No Other Grant of Rights. Except as expressly provided herein, nothing in this Agreement will be construed to confer any ownership interest, license or other rights upon Licensee by implication, estoppel or otherwise as to any technology, intellectual property rights, products or biological materials of UC, or any other entity, regardless of whether such technology, intellectual property rights, products or biological materials are dominant, subordinate or otherwise related to any Patent Rights. Nothing in this Agreement will be construed to confer any ownership interest, license or other rights upon UC in Improvements and Know-how solely developed by Licensee and/or its Affiliates.

2.5.	Publication Rights. Nothing in this Agreement shall prevent or delay publication or presentation of research findings related to the licenses contained herein including, without limitation, presenting at conferences, publishing in abstracts, journals, theses and/or dissertations, provided that: (a) the party seeking to publish or present shall provide to the other party a copy of proposed publication or presentation at least thirty (30) days in advance of the presentation or submission of the publication; (b) the other party shall review the proposed publication or presentation within thirty (30 days from its receipt of the proposed publication or presentation; (c) if the receiving party requests, the party seeking to publish or present must remove all confidential information from the publication or defer publication up to a maximum of three (3) months to enable the receiving party to obtain appropriate intellectual property protection if such protection is reasonably available; (d) if the receiving party does not object in writing to the publication within thirty (30) days of receipt, it will be deemed to have agreed to the publication or presentation; and (e) such publication and or presentation shall not prejudice any then-pending or future patent application or disclose any confidential or proprietary information of either party.

ARTICLE 3. DEVELOPMENT AND COMMERCIALIZATION

3.	Development and Commercialization

3.1.	Diligence

3.1.1.	General Licensee shall provide a Development Plan to UC within 60 days of the Effective Date. Licensee shall use commercially reasonable efforts and shall cause its Sublicensee’s to use commercially reasonable efforts: (a) to develop Licensed products in accordance with the Development Plan; (b) to introduce Licensed Products into the commercial market; and (c) to market Licensed Products following such introduction into the market. In addition, Licensee, by itself or through its Affiliates or Sublicensee’s, shall achieve each of the Development Milestones within the time periods specified in this Agreement.

3.2.	Adjustments of Development Plan Licensee will be entitled, from time to time, to make adjustments to the then applicable Development Plan as Licensee believes, in its good faith judgment, are needed in order to improve Licensee’s ability to meet the Development Milestones, and to adjust to market conditions at the time (such as introduction of competing products, or generic products, which could affect the sales of Licensed Products).

3.3.	Reporting Within sixty (60) days after the end of each Calendar Year, Licensee shall furnish UC with a written report summarizing, its Affiliates and its Sublicensee’s efforts, during the prior year to develop and commercialize Licensed Products, including: (a) research and development activities completed; (b) commercialization and/or other distribution efforts, including significant corporate transactions involving Licensed Products; and (c) marketing efforts. Each report must contain a sufficient level of detail for UC to assess whether Licensee is in compliance with its obligations under Section 3.1 and a discussion of intended efforts for the then current year. Together with each report, Licensee shall provide UC with a copy of the then current Development Plan, including an updated schedule of anticipated events or milestones.

3.4.	Failure to Meet Development Milestone; Opportunity to Cure If Licensee believes that it will not achieve a Development Milestone, it may notify UC in writing in advance of the relevant deadline. Licensee shall include with such notice (a) a reasonable explanation of the reasons for such failure (and lack of finances will not constitute reasonable basis for such failure) (“Explanation”) and (b) a reasonably detailed, written plan for promptly achieving a reasonable extended and/or amended milestone (“Plan”). If Licensee so notifies UC, but fails to provide UC with both an Explanation and Plan, the Licensee will have an additional thirty (30) days or until the original deadline of the relevant Development Milestone, whichever is later, to meet such milestone. Licensee’s failure to do so shall constitute a material breach of this Agreement and UC shall have the right to terminate this Agreement under Section 10.2.2.1. If Licensee so notifies UC and provides UC with an Explanation and Plan, either of which are acceptable to UC in its reasonable discretion (e.g. Licensee asserts lack of finances or development preference for a non-Licensed Product), the Licensee will have an additional thirty (30) days or until the original deadline of the relevant Development Milestone, whichever is later, to meet such milestone. Licensee’s failure to do so shall constitute a material breach of this Agreement and UC shall have the right to terminate this Agreement under Section 10.2.2.1. If Licensee so notifies UC and provides UC with an Explanation and Plan, but the Plan is not acceptable to UC in its reasonable discretion, then UC will explain to Licensee why the Plan is not acceptable and provide Licensee with suggestions for an acceptable Plan. Licensee will have one opportunity to provide UC with an acceptable Plan within ninety (90) days, during which time UC agrees to work with Licensee in its effort to develop an acceptable Plan. If, within such ninety (90) days, Licensee fails to provide a Plan acceptable to UC in its reasonable discretion, the Licensee will have an additional thirty (30) days or until the original deadline of the relevant Development Milestone, whichever is later, to meet such milestone. Licensee’s failure to do so shall constitute a material breach of this Agreement and UC shall have the right to terminate this Agreement under Section 10.2.2.1. For clarity, if Licensee fails to achieve a Development Milestone and does not avail itself of the procedure set forth in this Section 3.4, such failure shall be a material breach that entitles UC to proceed under Section 10.2.2.1.

4.	Consideration for Grant of License.

4.1.	Initial Fee. Licensee shall pay UC a non-refundable, non-recoverable and non-creditable Initial fee of [***] that shall be due and payable within thirty days (30) of signing the Agreement.

4.2.	Annual License Fee. Licensee shall pay UC an annual license fee of [***] that shall be due a payable within thirty days (30) of the one year anniversary and every year thereafter.

4.3.	Minimum Annual Royalty. Licensee shall pay UC a non-refundable, non-recoverable and non-creditable yearly Minimum Annual Royalty (MAR) of [***] due and payable within thirty days (30) of the anniversary of the Effective Date.

4.4.	Milestone Payments.

4.4.1.	Licensee shall pay UC the following non-refundable, non-recoverable and non-creditable milestone payments with respect to each Licensed Product (or Licensed Method) to reach each milestone, regardless of whether such milestone is achieved by Licensee or any Sublicensee, or any of their Affiliates:

4.4.1.1.	[***] upon successful proof of concept of determining an individual’s propensity to a food allergy;

4.4.1.2.	[***] payable within thirty days (30) of a marketing approval in the US.

4.4.2.	Licensee shall notify UC in writing within thirty (30) days following the achievement of each milestone described in Section 4.2.1, and shall make the appropriate milestone payment within thirty (30) days after the achievement of such milestone.

4.4.3.	The milestones set forth in Section 4.2.1 are intended to be successive. If a Licensed Product is not required to undergo the event associated with a particular milestone for a Licensed Product (“Skipped Milestone”), such Skipped Milestone will be deemed to have been achieved upon the achievement by such Licensed Product of the next successive milestone (“Achieved Milestone”). Payment for any Skipped Milestone that is owed in accordance with the provisions of this section 4.2 shall be due within thirty (30) days after the achievement of the Achieved Milestones.

4.5.	Royalty on Net Sales.

4.3.1 Rate. Licensee shall pay UC an amount equal to [***] of Net Sales of Licensed Products, Licensed Methods and Enabling Technology during the Term.

4.5.1.	Patent Challenge. If Licensee, a Sublicensee, any of their Affiliates, or any entity or person acting on behalf of any of them (“Challenging Party”) commences an action in which it challenges the validity, enforceability or scope of any of the Patent Rights (a “Challenging Proceeding”), the royalty rate specified in Section 4.3.1 will be doubled with respect to Net Sales of Licensed Products that are sold during the pendency of such Challenge Proceeding. If the outcome of such Challenge Proceeding is a determination against the Challenging Party, (a) the royalty rate specified in Section 4.3.1 with respect to Net Sales of Licensed Products that are covered by the Patent Rights that are the subject of such Challenge Proceeding shall remain at such doubled rate and (b) Licensee shall reimburse UC for all expenses incurred by UC (including reasonable attorneys’ fees) in connection with such Challenge Proceeding. UC may invoice Licensee on a quarterly basis with respect to such costs and expenses and Licensee shall make payment within thirty (30) days after receipt of such invoice. If the outcome of such Challenge Proceeding is a determination in favor of the Challenging Party, Licensee will have no right to recoup any royalties paid before or during the pendency of such Challenge Proceeding.

4.6.	Non-Royalty Sublicense Income. Licensee will pay UC nonrefundable, non- recoverable amounts equal to [***]of all Non-Royalty Sublicense Income. In such case, no royalty shall be payable on Net Sales until such time as accumulated royalties on Net Sales shall exceed Non-Royalty Sublicense Income (which, for these purposes, shall be treated as a pre-paid royalty on Net Sales).

5.	Reports; Payments; Records.

5.1.	Reports and Payments.

5.1.1.	Reports. Within thirty (30) days after the conclusion of each Calendar Quarter commencing with the first Calendar Quarter in which Net Sales are generated or Non-Royalty Sublicense Income is received, Licensee shall deliver to UC a report containing the information listed below (in each instance, with a Licensed Product- by-Ucensed Product and country-by-country breakdown). Each such report shall be certified on behalf of Licensee as true, correct and complete in all material respects. If no amounts are due to UC for a particular Calendar Quarter, the report shall so state.

5.1.1.1.	The number of units of Licensed Products sold, leased or otherwise transferred by Invoicing Entities for the applicable Calendar Quarter (with a breakdown by type of Licensed Products - i.e. Type I Licensed Products and Type II Licensed Products);

5.1.1.2.	The gross amount billed or invoiced for Licensed Products sold, leased or otherwise transferred by Invoicing Entities during the applicable Calendar Quarter;

5.1.1.3.	With respect to each Licensed Product sold or otherwise distributed in any Developing Country on a tiered-pricing schedule, the sale prices of such Licensed Product during the applicable Calendar Quarter and number of units of Licensed Product sold at each price;

5.1.1.4.	A calculation of Net Sales for the applicable Calendar Quarter, including an itemized listing of allowable deductions and the actual selling price;

5.1.1.5.	A detailed accounting of all Non-Royalty Sublicense Income received during the applicable Calendar Quarter;

5.1.1.6.	The total amount payable to UC in U.S. Dollars on Net Sales and Non- Royalty Sublicense income for the applicable Calendar Quarter, together with exchange rates used for conversion; and

5.1.1.7.	A list of UC case numbers for all Patent Rights that have Valid Claims covering the Licensed Products, and for all UC technology transfer materials used in the discovery, development, manufacture and sale of Licensed Products.

5.1.2.	Payment. Within thirty (30) days after the end of each Calendar Quarter, Licensee shall pay UC all amounts due with respect to Net Sales and Non-Royalty Sublicense Income for the applicable Calendar Quarter.

5.2.	Payment Currency. All payments due under this Agreement will be paid in U.S. Dollars. Conversion of foreign currency to U.S. Dollars will be made at the conversion rate existing in the United States (as reported in the Wall Street Journa on the last business day of the applicable Calendar Quarter. Such payments will be without deduction of exchange, collection or other charges.

5.3.	Records. Licensee shall maintain, and shall cause its Affiliates and Sublicensees to maintain, complete and accurate records of Licensed Products that are made, used, sold, leased or transferred under this Agreement, any amounts payable to UC in relation to such Licensed Products, and all Non-Royalty Sublicense Income received by Licensee and its Affiliates, which records shall contain sufficient information to permit UC to confirm the accuracy of any reports or notifications delivered to UC under Section 5.1. Licensee, its Affiliates and/or its Sublicensees, as applicable, shall retain such records relating to a given Calendar Quarter for at least one (1) year after the conclusion of that Calendar Quarter, during which time UC will have the right, at its expense, to cause an independent, certified public accountant (or, in the event of a non- financial audit, other appropriate auditor) to inspect such records during normal business hours for the purposes of verifying the accuracy of any reports and payments delivered under this Agreement and Licensee’s compliance with the terms hereof. Such accountant or other auditor, as applicable, shall not disclose to UC any information other than information relating to the accuracy of reports and payments delivered under this Agreement. The parties shall reconcile any underpayment or overpayment within thirty (30) days after the accountant delivers the results of the audit. If any audit performed under this Section 5.3 reveals an underpayment in excess of five percent (5%) in any calendar year, Licensee shall reimburse UC for all amounts incurred in connection with such audit. UC may exercise its rights under this Section 5.3 only once every year per audited entity and only with reasonable prior notice to the Licensee.

5.4.	Payment Method. Each payment due to UC under this Agreement shall be paid by check or wire transfer of funds to UC’s account in accordance with written instructions provided by UC. If made by wire transfer, such payments shall be marked so as to refer to this Agreement.

5.5.	Withholding and Similar Truces. All amounts to be paid to UC pursuant to this Agreement shall be without deduction of exchange, collection, or other charges, and, specifically, without deduction of withholding or similar taxes or other government imposed fees or taxes, except as permitted in the definition of Net Sales.

6.	Patent Filing, Prosecution and Maintenance.

6.1.	Control. UC will be responsible for the preparation, filing, prosecution, protection, defense and maintenance of all Patent Rights, using independent patent counsel reasonably acceptable to Licensee. UC will, whenever possible: (a) instruct such patent counsel to furnish the Licensee with copies of all correspondence relating to the Patent Rights from the United States Patent and Trademark Office (USPTO) and any other patent office, as well as copies of all proposed responses to such correspondence, from U.S. and foreign patent agents, in time for Licensee to review and comment on such response; {b) give Licensee an opportunity to review the text of each patent application before filing; (c) consult with Licensee with respect thereto; (d) supply Licensee with a copy of the application as filed, together with notice of its filing date and serial number; and (e) keep Licensee advised of the status of actual and prospective patent filings. UC shall give Licensee the opportunity to provide comments on and make requests of UC concerning the preparation, filing, prosecution, protection, defense and maintenance of the Patent Rights, and shall seriously consider such comments and requests; however, final decision-making authority shall vest in UC. In particular, and without intending to limit any of UC’s rights pursuant to this Agreement, UC expressly reserves the right to decline Licensee’s request to file, prosecute, maintain or defend any of the Patent Rights in any Developing Country(ies).unless (i) Licensee demonstrates to UC’s reasonable satisfaction that the filing, prosecution, maintenance or defense of such Patent Rights in such Developing Country(ies) would materially increase the locally- affordable availability of Licensed Products or equivalents thereof (e.g., generic products) in those and/or other Developing Country(ies) and (ii) the provisions of Section 7 notwithstanding, Licensee agrees that UC shall hold final decision-making authority, on a case-by-case basis, as to whether Licensee will be permitted to enforce such Patent Rights in such Developing Country(ies)

6.2.	Expenses. Subject to Section 6.3 below, Licensee shall reimburse UC for all documented, out of pocket expenses incurred by UC pursuant to this Article 6 within thirty (30) days after the date of each invoice from UC for such expenses. In addition, within thirty (30) days after the Effective Date, Licensee shall reimburse UC for all documented, out-of-pocket expenses incurred by UC prior to the Effective Date with respect to the preparation, filing, prosecution, protection and maintenance of Patent Rights.

6.3.	Abandonment. If Licensee decides that it does not wish to pay for the prosecution or maintenance of any Patent Rights in a particular country, Licensee shall provide UC with prompt written notice of such election. Upon receipt of such notice by UC, Licensee shall be released from its obligation to reimburse UC for such expenses incurred thereafter as to such Patent Rights in that country; provided, however, that expenses authorized prior to the receipt by UC of such notice shall be deemed incurred prior to the notice. In the event of Licensee’s election hereunder to no longer pay for prosecution or maintenance of any Patent Rights in a particular country, any license granted by UC to Licensee hereunder with respect to such Patent Rights in that country will terminate, and Licensee will have not rights whatsoever to exploit such Patent Rights in such country. UC will then be free, without further notice or obligation to Licensee, to grant rights in and to Patent Rights in such country to Third Parties.

6.4.	Small Entity Designation. If Licensee, its Affiliates, any Sublicensee and/or any holder of an option to obtain a Sublicense does not qualify, or at any point during the Term ceases to qualify, as an entity entitled to pay lesser fees as provided by the USPTO (i.e., a “small entity’’) or the patent office of any other country, Licensee shall so notify UC immediately, in order to enable UC to comply with regulations regarding payment of fees with respect to Patent Rights.

6.5.	Marking. Licensee shall, and shall cause its Affiliates and Sublicensees to, mark all Licensed Products sold or otherwise disposed of in such a manner as to conform with the patent laws and practice of the country to which such products are shipped or in which such products are sold for purposes of ensuring maximum enforceability of Patent Rights in such country.

7.	Enforcement of Patent Rights.

7.1.	Notice. In the event either party becomes aware of any possible or actual infringement of any Patent Rights with respect to Licensed Products in the Field and in the Territory (an “Infringement”), that party shall promptly notify the other party in writing and provide it with any available details regarding such Infringement.

7.2.	Suit by Licensee. Licensee shall have the first right, but not the obligation, to take action in the prosecution, prevention, or termination of any Infringement. Before Licensee commences an action with respect to any Infringement, Licensee shall consider in good faith the views of UC and potential effects on the public interest in making its decision whether to sue. Should Licensee elect to bring suit against an infringer, Licensee shall keep UC reasonably informed of the progress of the action and shall give UC a reasonable opportunity in advance to consult with Licensee and offer its views about major decisions affecting the litigation. Licensee shall give careful consideration to those views, but shall have the right to control the action; provided, however, that if Licensee fails to defend in good faith the validity and/or enforceability of the Patent Rights in the action or, or if Licensee’s license to a Valid Claim in the suit terminates, UC may elect to take control of the action pursuant to Section 7.3. Should Licensee elect to bring suit against an infringer, UC agrees to cooperate with and assist Licensee as reasonably necessary for Licensee to properly assert its claims. Any and all expenses, including reasonable attorneys’ fees, incurred by UC in conjunction with its cooperation with Licensee at Licensee’s request related to the prosecution, adjudication and/or settlement of such suit, including any related appeals, shall be paid for entirely by Licensee and Licensee shall hold UC free, clear and harmless from and against any and all such expenses. The expenses of such suit or suits that Licensee elects to bring, including any expenses of UC incurred in conjunction with the prosecution of such suits or the settlement thereof, shall be paid for entirely by Licensee and Licensee shall hold UC free, clear and harmless from and against any and all costs of such litigation, including reasonable attorneys’ fees. Licensee shall not compromise or settle such litigation without the prior written consent of UC, which consent shall not be unreasonably withheld or delayed. In the event Licensee exercises its right to sue pursuant to this Section 7.2, it shall first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorneys’ fees, necessarily incurred in the prosecution of any such suit. If, after such reimbursement, any funds shall remain from said recovery, then UC shall receive an amount equal to ten percent (10%) of such funds and the remaining ninety percent (90%) of such funds shall be retained by Licensee.

7.3.	Suit by UC. If Licensee does not take action in the prosecution, prevention, or termination of any Infringement pursuant to Section 7.2 above, and has not commenced negotiations with the infringer for the discontinuance of said Infringement, within ninety (90) days after receipt of notice to Licensee by UC of the existence of an Infringement, UC may elect to do so. Should UC elect to bring suit against an infringer, Licensee shall agree to be entered as a party in the suit for jurisdictional reasons. If Licensee is joined as party plaintiff in any such suit, Licensee shall have the right to approve the counsel selected by UC to represent UC and Licensee, such approval not to be unreasonably withheld. Any and all expenses, including reasonable attorneys’ fees, incurred by Licensee with respect to the prosecution, adjudication and/or settlement of such suit, including any related appeals, shall be paid for entirely by UC and UC shall hold Licensee free, clear and harmless from and against any and all such expenses. UC shall not compromise or settle such litigation without the prior written consent of Licensee, which consent shall not be unreasonably withheld or delayed. In the event UC exercises its right to sue pursuant to this Section 7.3, it shall first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorneys’ fees, necessarily incurred in the prosecution of any such suit. If, after such reimbursement, any funds shall remain from said recovery, then Licensee shall receive an amount equal to ten percent (10%) of such funds and the remaining ninety percent (90%) of such funds shall be retained by UC.

7.4.	Own Counsel. Each party shall always have the right to be represented by counsel of its own selection and at its own expense in any suit instituted under this Article 7 by the other party for Infringement.

7.5.	Cooperation. Each party agrees to cooperate fully in any action under this Article 7 that is controlled by the other party, provided that the controlling party reimburses the cooperating party promptly for any costs and expenses incurred by the cooperating party, including reasonable attorneys’ fees, in connection with providing such assistance.

7.6.	Declaratory Judgment. If a declaratory judgment action is brought naming Licensee and/or any of its Affiliates or Sublicensees as a defendant and alleging invalidity or unenforceability of any claims within the Patent Rights, Licensee shall promptly notify UC in writing and UC may elect, upon written notice to License within thirty (30) days after UC receives notice of the commencement of such action, to take over the sole defense of the invalidity and/or unenforceability aspect of the action at its own expense.

8.	Warranties; Limitation of Liability.

8.1.	Compliance with Law. Licensee represents and warrants that it will comply, and will ensure that its Affiliates and Sublicensees comply, with all local, state, federal and international laws and regulations relating to the development, manufacture, use, sale and importation of Licensed Products. Without limiting the foregoing, Licensee represents and warrants, on behalf of itself and its Affiliates and Sublicensees, that they shall comply with all United States laws and regulations controlling the export of certain commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce. Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities and technical data to specified countries. Licensee hereby gives written assurance that it will comply with, and will cause its Affiliates and Sublicensees to comply with, all United States export control laws and regulations, that it bears sole responsibility for any violation of such laws and regulations by itself or its Affiliates or Sublicensees, and that it will indemnify, defend, and hold the lndemnitees harmless (in accordance with Section 9.1) for the consequences of any such violation.

8.2.	UC Warranties. The UC Accelerator for Commercialization warrants that at the Effective Date (i) it has no knowledge that any Affiliate is currently working on any patents, Improvement and/or Invention Rights, and (ii) other than pursuant to the Bayh- Dole Act, there is no agreement under which the U.S. Government has any rights to the Patent Rights, Improvements and/or Invention Rights.

8.3.	No Warranty.

8.3.1.	NOTHING CONTAINED HEREIN SHALL BE DEEMED TO BE A WARRANTY BY UC THAT IT CAN OR WILL BE ABLE TO OBTAIN PATENTS ON PATENT APPLICATIONS INCLUDED IN THE PATENT RIGHTS, OR THAT ANY OF THE PATENT RIGHTS WILL AFFORD ADEQUATE OR COMMERCIALLY WORTHWHILE PROTECTION.

8.3.2.	UC MAKES NO WARRANTIES WHATSOEVER AS TO THE COMMERCIAL OR SCIENTIFIC VALUE OF THE PATENT RIGHTS OR UC KNOW-HOW. UC MAKES NO REPRESENTATION THAT THE PRACTICE OF THE PATENT RIGHTS OR USE OF THE UC KNOW-HOW OR THE DEVELOPMENT, MANUFACTURE, USE, SALE OR IMPORTATION OF ANY LICENSED PRODUCT OR THE PRACTICE OF ANY LICENSED METHOD, OR ANY ELEMENT THEREOF, WILL NOT INFRINGE ANY PATENT OR PROPRIETARY RIGHTS.

8.3.3.	EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO ANY TECHNOLOGY, PATENTS, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND EACH PARTY HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

8.4.	Limitation of Liability.

8.4.1.	Neither party will be liable to the other, its Affiliates, in the case of Licensee any Sublicensee, or any of their Affiliates with respect to any subject matter of this Agreement under any contract, negligence, strict liability or other legal or equitable theory for (a) any indirect, incidental, consequential or punitive damages or lost profits or (b) cost of procurement of substitute goods, technology or services.

8.4.2.	UC’s aggregate liability for all damages of any kind arising out of or relating to this Agreement or its subject matter under any contract, negligence, strict liability or other legal or equitable theory shall not exceed the amounts paid to UC under this Agreement

9.	Indemnification and Insurance.

9.1.	Indemnity.

9.1.1.	Licensee shall indemnify, defend and hold harmless UC and its current and former directors, governing board members, trustees, officers, faculty, medical and professional staff, employees, students, and agents and their respective successors, heirs and assigns (collectively, the “lndemnitees”) from and against any claim, liability, cost, expense, damage, deficiency, loss or obligation of any kind or nature (including reasonable attorneys’ fees and other costs and expenses of litigation), based upon, arising out of, or otherwise relating to its actions or failure to act under this Agreement or any Sublicense, including any cause of action relating to product liability concerning any product, process, or service made, used, sold or performed pursuant to any right or license granted under this Agreement other than claims caused by the negligence or wrongful conduct of UC and its Affiliates (collectively, “Claims”). Neither Licensee nor UC shall settle any Claim without the prior written consent of the other, which consent shall not be unreasonably withheld.

9.1.2.	Licensee shall, at its own expense, provide attorneys reasonably acceptable to UC to defend against any actions brought or filed against any lndemnitee hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

9.2.	Insurance.

9.2.1.	Beginning at the time any Licensed Product is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Licensee, or by an Affiliate, Sublicensee or agent of Licensee, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $5,000,000 per incident and $5,000,000 annual aggregate and naming the lndemnitees as additional insureds. Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in the aforesaid amount as UC shall require, naming the lndemnitees as additional insureds. Such commercial general liability insurance shall provide: (a) product liability coverage and (b) broad form contractual liability coverage for Licensee’s indemnification obligations under this Agreement.

9.2.2.	If Licensee elects to self-insure all or part of the limits described above in Section 9.2.1 (including deductibles or retentions that are in excess of $250,000 annual aggregate) such self-insurance program must be acceptable to UC and UC’s insurer in their sole discretion. The minimum amounts of insurance coverage required shall not be construed to create a limit of Licensee’s liability with respect to its indemnification obligations under this Agreement.

9.2.3.	Licensee shall provide UC with written evidence of such insurance upon request of UC. Licensee shall provide UC with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance. If Licensee does not obtain replacement insurance providing comparable coverage within such fifteen (15) day period, UC shall have the right to terminate this Agreement effective at the end of such fifteen (15) day period without notice or any additional waiting periods.

9.2.4.	Licensee shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during: (a) the period that any Licensed Product is being commercially distributed or sold by Licensee, or an Affiliate, Sublicensee or agent of Licensee; and (b) a reasonable period after the period referred to in (a) above which in no event shall be less than three (3) years.

10.	Term and Termination.

10.1.	Term. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Article 10, shall continue in full force and effect until the expiration of the last to expire Valid Claim (the “Term”) or 10 years after the first commercial sale, whichever is later.

10.2.	Termination.

10.2.1.	Termination Without Cause. Licensee may terminate this Agreement upon sixty (60) days prior written notice to UC, in which case all payments due under this Agreement that were incurred for periods following notice of termination shall be waived.

10.2.2.	Termination for Default.

10.2.2.1.	In the event that either party commits a material breach of its obligations under this Agreement and fails to cure that breach within thirty (30) days after receiving written notice thereof, the other party may terminate this Agreement immediately upon written notice to the party in breach.

10.2.2.2.	If Licensee defaults in its obligations under Section 9.2 to procure and maintain insurance, then UC may terminate this Agreement immediately without notice or additional waiting period.

10.2.2.3.	UC shall be entitled to terminate this Agreement in accordance with the provisions of Section 3.4.

10.2.3.	Effect of Termination.

10.2.3.1.	Termination of Rights. Upon expiration or termination of this Agreement by either party pursuant to any of the provisions of Section 10.2:

(a)       the rights and licenses granted to Licensee under Article 2 shall terminate, all rights in and to and under the Patent Rights will revert to UC and neither Licensee nor its Affiliates may make any further use or exploitation of the valid and enforceable Patent Rights; and (b) any existing agreements that contain a Sublicense shall terminate to the extent of such Sublicense; provided, however, that, for each Sublicensee, upon termination of the Sublicense agreement with such Sublicensee, if the Sublicensee is not then in breach of its Sublicense agreement with Licensee such that Licensee would have the right to terminate such Sublicense, such Sublicensee shall have the right to seek a license from UC. UC agrees to negotiate such licenses in good faith under reasonable terms and conditions, that are no less favorable than the terms of this Agreement, and which shall not impose any representations, warranties, obligations or liabilities on UC that are not included in this Agreement.

10.2.3.2.	Accruing Obligations. Termination or expiration of this Agreement shall not relieve the parties of obligations accruing prior to such termination or expiration, including obligations to pay amounts accruing hereunder up to the date of termination or expiration. After the date of termination or expiration (except in the case of termination by UC pursuant to Section 10.2), Licensee, its Affiliates and Sublicensees (a) may sell Licensed Products then in stock and (b) may complete the production of Licensed Products then in the process of production and sell the same; provided that, in the case of both (a) and (b), Licensee shall pay the applicable royalties and payments to UC in accordance with Article 4, provide reports and audit rights to UC pursuant to Article 5 and maintain insurance in accordance with the requirements of Section 9.2. The parties agree that the obligations in Section 4.1 (License Issuance Fee), Section 4.2 (Equity) and Section 6.2 (Patent Expenses) will accrue immediately upon execution of this Agreement by both parties, regardless of the events, invoice and payment timing details set forth therein.

10.2.3.3.	Regulatory Filings. Licensee shall have the exclusive right to prepare and present all regulatory filings necessary or appropriate in any country and to obtain and maintain any regulatory approval required to market Licensed Products in any such country. UC agrees to reasonably cooperate and assist Licensee in its regulatory filling if reasonable requested by Licensee in order to perfect its regulatory filings and approvals. Licensee shall solely own all right, title and interest in and to all such regulatory approvals and filings; provided, however, that in the event Licensee terminates this Agreement pursuant to Section 10.2.1 or UC terminates this Agreement pursuant to any of the provisions of Section 10.2, Licensee shall promptly provide UC with the right to reference, cross-reference, review, have access to, incorporate and use all documents and other materials filed by or on behalf of Licensee and its Affiliates with any Regulatory Authority in furtherance of applications for regulatory approval in the relevant country with respect to Licensed Products. UC shall be entitled to freely use and to grant others the right to use all such materials and documents delivered pursuant to this Section 10.3.3.

10.2.4.	Survival. The parties’ respective rights, obligations and duties under Articles 5, 9, 10 and 11 and Sections 8.2 and 8.3, as well as any rights, obligations and duties which by their nature extend beyond the expiration or termination of this Agreement, shall survive any expiration or termination of this Agreement. In addition, Licensee’s obligations under Section 4.6 with respect to Sublicenses granted prior to expiration or termination of the Agreement shall survive such expiration or termination.

10.2.5.	Successor to Licensee. Any successor-in-interest to Licensee shall agree in writing to accept the terms of this Agreement.

11.	Miscellaneous.

11.1.	Preference for United State Industry. During the period of exclusivity of this license in the United States, Licensee shall comply with 37 C.F.R. § 401.14 (i) or any successor rule or regulation.

11.2.	No Security Interest. Licensee shall not enter into any agreement under which Licensee grants to or otherwise creates in any third party a security interest in this Agreement or any of the rights granted to Licensee herein. Any grant or creation of a security interest purported or attempted to be made in violation of the terms of this Section 11.2 shall be null and void and of no legal effect.

11.3.	Use of Name. Except as provided below, Licensee shall not, and shall ensure that its Affiliates and Sublicensees shall not, use or register the name “UC” (alone or as part of another name) or any logos, seals, insignia or other words, names , symbols or devices that identify UC or any UC school, unit, division or affiliate (“UC Names”) for any purpose except with the prior written approval of, and in accordance with restrictions required by, UC. Without limiting the foregoing, Licensee shall, and shall ensure that its Affiliates and Sublicensees shall, cease all use of UC Names on the termination or expiration of this Agreement except as otherwise approved by UC. This restriction shall not apply to any information required by law to be disclosed to any governmental entity.

11.4.	Entire Agreement. This Agreement is the sole agreement with respect to the subject matter hereof and except as expressly set forth herein, supersedes all other agreements and understandings between the parties with respect to the same.

11.5.	Notices. Unless otherwise specifically provided, all notices required or permitted by this Agreement shall be in writing and may be delivered personally, or may be sent by facsimile, expedited delivery or certified mail, return receipt requested, to the following addresses, unless the parties are subsequently notified of any change of address in accordance with this Section 11.5:

In the case of UC:

Director of Intellectual Property

University of Cincinnati

P. 0. Box 210829

Cincinnati, OH 45221-0829

patents@uc.edu

In the case of Licensee:

Hoth Therapeutics

1 Rockefeller Plaza, 10th Floor Suite 1039

NY, NY 10020

(201) 446-7900

11.6.	Governing Law and Jurisdiction. This Agreement will be governed by, and construed in accordance with, the substantive laws of the State of Ohio, without giving effect to any choice or conflict of law provision, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted. Any action, suit or other proceeding arising under or relating to this Agreement (a “Suit”) shall be brought in a court of competent jurisdiction in the State of Ohio, and the parties hereby consent to the sole jurisdiction of the state and federal courts sitting in the State of Ohio. Each party agrees not to raise any objection at any time to the laying or maintaining of the venue of any Suit in any of the specified courts, irrevocably waives any claim that Suit has been brought in any inconvenient forum and further irrevocably waives the right to object, with respect to any Suit, that such court does not have any jurisdiction over such party.

11.7.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

11.8.	Headings. Section and subsection headings are inserted for convenience of reference only and so not form a part of this Agreement.

11.9.	Counterparts. The parties may execute this Agreement in two or more counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. Transmission by facsimile or electronic mail of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart. If by electronic mail, the executed Agreement must be delivered in a .pdf format.

11.10.	Amendment; Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each party or, in the case of waiver, by the party waiving compliance. The delay or failure of either party at any time or times to require performance of any provisions hereof shall in no manner affect the rights at a later time to enforce the same. No waiver by either party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, sh.all be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

11.11.	Force Majeure. Except for monetary obligations hereunder, neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

11.12.	No Agency or Partnership. Nothing contained in this Agreement shall give either party the right to bind the other, or be deemed to constitute either party as agent for or partner of the other or any third party.

11.13.	Assignments and Successors. This Agreement may not be assigned by either party without the consent of the other, which consent shall not be unreasonably withheld, except that each party may, without such consent, assign this Agreement and the rights, obligations and interests of such party to any purchaser of all or substantially· all of its assets or all of its equity, or to any successor corporation resulting from any merger or consolidation of such party with or into such corporation; provided, in each case, that the assignee agrees in writing to be bound by the terms of this Agreement. Any assignment purported or attempted to be made in violation of the terms of this Section 11.13 shall be null and void and of no legal effect.

11.14.	Interpretation . Each party hereto acknowledges and agrees that: (a) it and/or its counsel reviewed and negotiated the terms and provisions of this Agreement and has contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement ; (c) the terms and provisions of this Agreement shall be construed fairly as to both parties hereto and not in favor of or against either party, regardless of which party was generally responsible for the preparation of this Agreement ; and (d) the use of “include,” “includes,” or “including” herein shall not be limiting and “or” shall not be exclusive.

11.15.	Severability. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the parties that the remainder of this Agreement shall not be affected.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

UNIVERSITY OF CINCINNATI	HOTH THERAPEUTICS

/s/ Geoffrey Pinsk	/s/ Robb Knie

Title: Director, Tech Transfer	Title: President, CEO

Date: 5/14/2018	Date: 5/14/2018

IN WITNESS WHEREOF, Cincinnati Children’s Hospital Medical Center, as co owner of the Patent Rights licensed herein, acknowledges and approves this Agreement.

Cincinnati Children’s Hospital Medical Center (Co-owner)

/s/ Margaret Hostetter, M.D.

Title: Director, Cincinnati Children’s Research Foundation

Date: 5/18/2018

EXHIBIT A

[***]